Exhibit 99.1

 CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the references to our name and the opinions we have delivered to Hines Global REIT, Inc. and the description of our role in the valuation process of any domestic properties owned by Hines Global REIT, Inc. and its subsidiaries being included in this Registration Statement on Form S-3 of Hines Global REIT, Inc., and the related prospectus and being incorporated by reference in this Registration Statement on Form S-3 of Hines Global REIT, Inc., and the related prospectus from Hines Global REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 27, 2014.

In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

April 24, 2014	/s/ Cushman & Wakefield, Inc.
Cushman & Wakefield, Inc.